Exhibit 3.24
AMENDMENT
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
OXY WILMINGTON, LLC
a Delaware Limited Liability Company

The purpose of this Amendment is to amend the Limited Liability Company Agreement, dated as of January 10, 2006 (the “Agreement”) of OXY Wilmington, LLC, a Delaware Limited Liability Company (the “Company”), by action taken by the sole member of the Company, California Resources Tidelands, Inc., a Delaware corporation (the “Member”).

RECITALS

WHEREAS, the Member desires to amend section 1. of the Agreement to change the name of the Company to California Resources Wilmington, LLC.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing recital, the Member hereby amends section 1. of the Agreement so that, as amended, section 1. shall read as follows:
“1.     Name. The name of the limited liability company formed hereby is:
California Resources Wilmington, LLC (the “Company”).

IN WITNESS WHEREOF, California Resources Tidelands, Inc. has executed and delivered this Amendment to Limited Liability Company Agreement, dated with the intent that this Agreement be effective as of October 5, 2014.

California Resources Tidelands, Inc.

By:/s/ Michael L. Preston
Michael L. Preston, Executive Vice President, General Counsel and Corporate Secretary